Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES FIRST QUARTER 2008 RESULTS
•	Loss Due to Increased Loan Loss Provision

•	Assets Increase 19%; Deposits Up 18%

•	Noninterest Income Rises Significantly

•	Carmel, Indiana Loan Production Office Opens

•	$1.1 Million Gain Anticipated from Investment Sale in 2Q
Quincy Illinois, May 5, 2008 - Mercantile Bancorp, Inc. (AMEX: MBR) today reported an unaudited net loss of $1.7 million or 19 cents per share for the quarter ended March 31, 2008 compared with net income of $1.8 million or 21 cents per share (adjusted for a 3-for-2 split in December 2007) for the same period in the prior year. First quarter 2008 earnings were negatively impacted by an increase in the company’s loan loss provision to $4.8 million from $755 thousand in the first quarter of 2007. Increasing the loan loss provision was done to provide for determined weakness in specific real estate loans on its books in various parts of the country, and the company deemed prudent to address aggressively. Additionally, a one-time $300,000 charge was taken in first quarter 2008 due to the company’s banks calling in certain Certificates of Deposit as allowed contractually, which it anticipates will result in long-term savings in its cost of funds.
Net interest income for the first quarter, led by increased real estate lending but offset by a greater cost of funds, was $10.2 million compared with $10.4 million in the same quarter a year ago. Noninterest income increased to $3.8 million in the first quarter of 2008 from $2.4 million in the same period last year. It was driven primarily by increases in fees from trust and brokerage services as well as a $300,000 gain on the sale of a vacant lot acquired in the September 2007 purchase of HNB Financial Services, Inc.
“Most facets of our business performed well and met expectations. While overall earnings were negatively impacted by soft economic conditions and our underperforming Royal Palm subsidiary, we have implemented dynamic new leadership in Florida and are keenly focused on improving its performance in a timely manner. We have also implemented important initiatives to position Mercantile for growth and increase efficiency. These include moving our Quincy bank into a new facility, merging two Farmers State Bank of Northern Missouri locations into Mercantile Bank, investing in new technology, and opening a loan production office in Carmel, Indiana. We invested in new lenders and sales associates at several of our affiliates to provide the high quality service our customers expect, and to drive growth. As difficult as the current environment is, we are in an excellent position to capitalize on opportunities now and in the future”, said Ted T. Awerkamp, President and CEO of Mercantile Bancorp.
Total loans rose to $1.2 billion at March 31, 2008 compared with $1 billion a year ago. This reflects the addition of $119 million of loans from HNB and also organic growth. The chief executive said the company has closely monitored loan quality and worked with customers to avert potential payment problems and bring loan payments more than 90 days outstanding into line whenever possible. Lending secured by farmland continues to be a highlight for Mercantile, as an escalating agricultural market has driven farmland prices and demand upward, he noted. Home mortgage lending has slowed, but there are no material financial issues related to home loans, stated Awerkamp. “The company has never participated in a sub-prime lending program,” he added.
Deposits rose to $1.4 billion from $1.1 billion, primarily reflecting the addition of $130 million from HNB with the remainder due to organic growth at the company’s other affiliates.

The performance of the company’s asset management business continued to exceed expectations, said Awerkamp. Noninterest income from trust services was up 20% to $690,000 for the first quarter of 2008 from $573,000 in the same quarter last year, while income from brokerage fees rose 35% to $416,000 from $308,000 for the same periods. “We added established commissioned sales personnel to our equity brokerage business, and they are having an immediate positive impact on new business and service fees,” explained Awerkamp.
“Interest and noninterest income increased, while deposits, loans and assets were up, reflecting organic growth and the acquisition of HNB in 2007. Our capital position is excellent and overall asset quality is strong. Soft economic conditions, net interest margin compression, and expenses related to revamping operations, personnel additions in expanding markets, and the growth initiatives put in place all impacted results,” he added.
Salaries and employee benefits, primarily reflecting the addition of HNB personnel but also selective new hires in service and income-generating positions, increased to $6.9 million in the first quarter of 2008 compared with $5.6 million at the same time a year ago. The company also experienced increases in occupancy, equipment and other operating expense, reflecting the acquisition of HNB as well as investments in technology and the new full-service Mercantile Bank location, which also houses the holding company’s executive offices.
Mercantile recorded a $300,000 charge to interest expense related to calls on brokered certificates of deposit. The company had the option to call these CDs if interest rates declined, which it did. However, accounting rules required Mercantile to immediately expense the brokerage fees related to these certificates. Re-deploying the proceeds from these called certificates into other funding sources at lower rates will result in a long-term reduction in cost of funds that will more than offset the expense recognized in the quarter.
Awerkamp said the overall quality of Mercantile’s loan portfolio has remained high, despite nonperforming loan totals at a level greater than the company’s historical average. A significant portion of the increased provision for loan losses, as well as total nonperforming loans, reflects several commercial real estate loans to developers in the Midwest and Florida who experienced cash flow problems due to a slowing economy and oversupply of commercial properties. The company has been working with these borrowers in re-valuing properties and adjusting prices to reflect market conditions. Although they are secured by real estate, the company anticipates a portion of these loans will eventually be charged off, but believes they have adequately reserved for this eventuality. No part of the loan loss provision involves sub-prime lending, and the company has few credit issues in its mortgage or consumer lending businesses, added Awerkamp. Net charge-offs in the first quarter of 2008 amounted to $436,000, compared with $196,000 a year ago and $1.9 million in fourth quarter 2007.
Outlook
Mercantile said it expects a pre-tax gain in the second quarter 2008 of approximately $1.1 million at closing of Fifth Third Bancorp’s acquisition of Charlotte-based First Charter Corporation (FCTR), of which Mercantile Bancorp owns 164,012 shares. Scheduled to close by June 30, Fifth Third will pay $31 a share for First Charter, a premium of more than 50 percent based on First Charter’s stock price of $20.25 before the deal was disclosed.
“In addition, concerning operations, we anticipate seeing the benefits of our focus on efficiency, new personnel, the addition of HNB, a new loan production office in the Indianapolis market, the consolidation of Farmers into Mercantile Bank, and changes in our Florida affiliate. These moves should have a positive impact in the coming quarters,” said Awerkamp. “Tempering the positives, of course, is the state of the economy and uncertainty about the full impact of real estate-related issues. However, we believe we are doing a very good job identifying potential problem loans and reserving for them.

“This is a difficult period, but we continue to be disciplined in our loan review processes, balancing prudence and care with a willingness to continue to make loans to qualifying individuals and businesses,” said Awerkamp. “We are seeking high quality lending opportunities, and are aggressively marketing our brand to win new customers. Until the economic picture clears, we are focused more on organic growth rather than acquisitions or equity investments, and on maximizing the value of our existing network of banks.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in 10 community banks in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2008	2007
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$80,212	$76,059
Securities	222,313	216,257
Loans held for sale	4,155	3,338
Loans, net of allowance for loan losses	1,192,321	1,188,757
Premises and equipment	41,724	42,003
Interest receivable	10,884	11,343
Cash surrender value of life insurance	24,516	24,248
Goodwill	43,934	43,934
Other	35,060	33,206

Total assets	$1,655,119	$1,639,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,352,168	$1,319,459
Short-term borrowings	27,769	45,589
Long-term debt	146,358	143,358
Interest payable	5,957	6,040
Other	6,022	6,971

Total liabilities	1,538,274	1,521,417

Minority Interest	9,179	9,446

Total stockholders’ equity	107,666	108,282

Total liabilities and stockholders’ equity	$1,655,119	$1,639,145

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31	March 31
	2008	2007
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$21,710	$19,793
Securities:
Taxable	1,969	1,888
Tax exempt	540	431
Other	345	796

Total interest income	24,564	22,908

Interest Expense:
Deposits	11,813	10,579
Short-term borrowings	348	368
Long-term debt	2,204	1,560

Total interest expense	14,365	12,507

Net Interest Income	10,199	10,401

Provision for Loan Losses	4,769	755

Net Interest Income After Provision for Loan Losses	5,430	9,646

Noninterest Income:
Fiduciary activities	690	573
Brokerage fees	416	308
Customer service fees	1,100	871
Other service charges and fees	200	182
Net gains (losses) on sales of fixed assets	391	(2)
Net gains on loan sales	363	108
Other	593	320

Total noninterest income	3,753	2,360

Noninterest Expense:
Salaries and employee benefits	6,901	5,628
Net occupancy expense	885	635
Equipment expense	774	612
Professional fees	575	495
Postage and supplies	301	263
Net losses on foreclosed assets	504	15
Other	2,151	1,563

Total noninterest expense	12,091	9,211

Minority Interest	(287)	175

Income Before Income Taxes	(2,621)	2,620

Income Taxes	(944)	776

Net Income (Loss)	$(1,677)	$1,844

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31	March 31
	2008	2007
	(In Thousands Except Share Data)
	(Unaudited)
EARNINGS AND PER SHARE DATA (1)
Basic Earnings Per Share	$(.19)	$.21
Weighted average shares outstanding	8,709,655	8,747,618
Cash dividends paid per share	$.06	$.06
Book value per share	$12.36	$11.61
Tangible book value per share (2)	$6.81	$7.70
Ending number of common shares outstanding	8,709,655	8,747,618

AVERAGE BALANCES
Assets	$1,642,703	$1,401,926
Securities	$207,106	$190,544
Loans (3)	$1,209,462	$1,029,444
Earning assets	$1,461,841	$1,279,958
Deposits	$1,323,634	$1,143,134
Interest bearing liabilities	$1,386,461	$1,173,433
Stockholders’ equity	$109,252	$101,439

END OF PERIOD FINANCIAL DATA
Net interest income	$10,199	$10,401
Loans (3)	$1,213,603	$1,032,298
Allowance for loan losses	$17,127	$11,172

PERFORMANCE RATIOS
Return on average assets	(.41%)	.53%
Return on average equity	(6.16%)	7.37%
Net interest margin	2.79%	3.25%
Interest spread	2.58%	2.90%
Efficiency ratio	86%	72%
Allowance for loan losses to loans (3)	1.41%	1.08%
Allowance as a percentage of non-performing loans	72%	146%
Average loan to deposit ratio	91%	90%
Dividend payout ratio	N/A	28.57%

ASSET QUALITY
Net charge-offs	$436	$196
Non-performing loans	$23,860	$7,642
Other non-performing assets	$5,123	$227

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans
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